EXHIBIT 4.1
AMENDMENT TO RIGHTS AGREEMENT
     This Amendment, dated as of October 24, 2006 (this “Amendment”) to Rights Agreement, dated as of February 14, 2005 (the “Rights Agreement”), between Wheeling-Pittsburgh Corporation, a Delaware corporation (the “Company”), and Computershare Investor Services, LLC (successor to Equiserve Trust Company, N.A.), as rights agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement;
     WHEREAS, as of the date of this Amendment, neither the Stock Acquisition Date nor the Final Expiration Date has occurred;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend any provision of the Rights Agreement at the direction of the Company without the approval of any holders of the Rights for so long as the Rights are then redeemable; and
     WHEREAS, Section 23 of the Rights Agreement provides that the Rights are redeemable at any time prior to the earlier of (i) the close of business on the tenth (10th) calendar day following the Stock Acquisition Date or (ii) the Final Expiration Date;
     WHEREAS, the Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and
     WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Board of Directors and the Rights Agent.
     NOW, THEREFORE, the Rights Agreement is amended as follows:
     1. Amendment of Section 1(i). Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Final Expiration Date” shall mean the earlier of (a) the close of business on October 24, 2006, or (b) the close of business on the date, if any, on which the Company first discloses in any filing with the Securities and Exchange Commission that the Company’s net operating loss carryforwards (or estimates thereof) for federal income tax purposes do not exceed $50 million.”
     2. Entire Agreement. This Amendment and the Rights Agreement shall constitute the entire understanding and agreement between the Company and the Rights Agent with regard to the subjects hereof and thereof.

     3. Counterparts. This Amendment may be executed in multiple counterparts or originals, and by the different parties hereto in separate counterparts or multiple originals, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.
     5. Governing Law and Interpretation. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Amendment to the maximum extent permitted by law.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ Paul J. Mooney

Name:	Paul J. Mooney

Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Carol Mulvey-Eori

Name:	Carol Mulvey-Eori

Title:	Managing Director